EXHIBIT (n)(2)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Post-Effective Amendment No. 8 to Registration Statement Nos. 333-100287 and 811-09507 on Form N-6 (the “Registration Statement”) of (1) our report dated April 26, 2008 relating to the financial statements of Farmers Variable Life Separate Account A for the year ended December 31, 2007, (2) our report dated April 18, 2008 relating to the financial statements of Farmers New World Life Insurance Company for the year ended December 31, 2007, and (3) our report dated April 6, 2007 relating to the financial statements of Farmers New World Life Insurance Company for the year ended December 31, 2006, which appear in the Statement of Additional Information of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Statement of Additional Information.
/s/ PricewaterhouseCoopers LLP
Seattle, Washington
April 28, 2008